                                                                                        EXHIBIT 10.3

                                                                            Executive Copy

CONSENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS CONSENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment Agreement”), is entered into as of [●], 2008, by and among FA TECHNOLOGY VENTURES CORPORATION, a Delaware corporation (the “Assignor”); FA TECHNOLOGY HOLDING LLC, a Delaware limited liability company (the “Assignee”); and FATV GP LLC, a Delaware limited liability company (the “Consenting Party”).  Assignor, Assignee and the Consenting Party are referred to collectively herein as the “Parties.”

WITNESSETH

WHEREAS, the Assignor and the Consenting Party are parties to that certain Investment Advisory Agreement dated as of October 20, 2000, as well as any amendments thereto (the “Investment Advisory Agreement”), by which the Consenting Party appointed the Assignor as manager and investment advisor to FA Technology Ventures, L.P. (“Fund II”);

WHEREAS, Assignor and Assignee are parties to that certain Transition Agreement dated as of April ___, 2008 (the “Transition Agreement”) providing, among other things, for the restructuring of the investment management arrangements relating to Fund II and the formation of a new venture capital fund to be sponsored by Assignee;

WHEREAS, pursuant to the Transition Agreement, the Parties mutually desire that (i) the Assignor assign to the Assignee all of its rights and delegate all of its duties and obligations under the Investment Advisory Agreement; (ii) the Consenting Party consent to the assignment and delegation contemplated hereby of the Assignor’s rights, duties and obligations under the Investment Advisory Agreement and (iii) the Assignee agree to be bound by, and assume all of the duties and obligations of the Assignor under the Investment Advisory Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties agree as follows:

1.  Assignment of Rights and Delegation of Duties to Assignee.  Effective as of the date hereof, the Assignor does hereby assign all of its rights and interests under the Investment Advisory Agreement to the Assignee, and hereby delegates to the Assignee all of its duties arising thereunder.  The Assignee hereby accepts such assignment and delegation.

2.  Assumption of Obligations and Liabilities.  The Assignee does hereby assume each of the obligations of the Assignor to be performed on or after the date hereof under the Investment Advisory Agreement and all liabilities of the Assignor thereunder which arise from action or inaction which takes place on or after the date hereof.

3.  Consent to Assignment, Assumption and Delegation.  The Consenting Party hereby (a) consents to the assignment, assumption and delegation effected hereby and (b) effective as of the date hereof, agrees to recognize and treat the Assignee as if the Assignee were an original contract party to the Investment Advisory Agreement in the place of the Assignor.

4.  Release.  The Consenting Party hereby releases the Assignor from any claim with respect to any obligations or liabilities of the Assignor arising under the Investment Advisory Agreement on or after the date hereof.  The Parties hereby acknowledge that all rights of Assignor to indemnification under the Investment Advisory Agreement with respect to actions or events occurring prior to the date hereof shall survive the execution and delivery of this Assignment Agreement.

5.  Indemnification.  Assignee hereby agrees to defend, indemnify and hold harmless the Assignor, its affiliates and their respective officers, directors, employees and agents (“Indemnified Persons”) from and against any and all claims, losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses (“Losses”) relating to any matter arising under or in respect of the Investment Advisory Agreement which arise from any action or inaction which take place on or after the date hereof (“Indemnified Matters”), including, without limitation, any Losses incurred by any Indemnified Person in the event that such Indemnified Person becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Assignor in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other proceeding relating to any Indemnified Matter.  For the avoidance of doubt, for the purpose of this Section 5, no officer, director, partner or manager of Assignee or any affiliate shall be deemed to be an Indemnified Person by reason of the fact that such individual was an officer, director, employee or agent of the Assignor or any affiliate prior to the date hereof.

6.  Miscellaneous.

(a)  No Third-Party Beneficiaries.  This Assignment Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)  Entire Agreement, Binding Effect.  This Assignment Agreement (including the Investment Advisory Agreement and the documents referred to herein and therein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related thereto.  This Assignment Agreement shall be binding upon, inure for the benefit of and be enforceable by the Parties and their respective successors and assigns.

(c)  Counterparts.  This Assignment Agreement may be executed in one or more counterparts (including by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)  Headings.  The section or paragraph headings contained in this Assignment Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assignment Agreement.

(e)  Governing Law.  This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of [●], 2008.

Assignor: FA TECHNOLOGY VENTURES CORPORATION By: __________________________ Name: Title: Consenting Party: FATV GP LLC By: __________________________ Name: Title:	Assignee: FA TECHNOLOGY HOLDING LLC By: _______________________ Name: Title:

                                                                              Signature Page to Assignment Agreement